Exhibit 10.16

[WEST LOGO TO APPEAR HERE]

To:	Todd B. Strubbe
From:	Thomas B. Barker
Date:	February 10, 2003

Re:	2003 Compensation Plan

Your 2003 compensation plan for your employment as President and CEO of West Direct, Inc. (the “Company”) is as follows:

1.	Your base salary will be $250,000. Should you elect to voluntarily terminate your employment, you will be compensated for your services through the date of your actual termination per your Employment Agreement.

2.	The rate factors used to calculate your pre-tax profit bonus are being revised according to the schedule below. You are eligible to receive a quarterly performance bonus based on each quarter’s pre-tax profit growth when compared to the same quarter the previous year. A negative differential will result in a loss carry forward to be applied to future bonus calculations. The bonus will be calculated by multiplying the year-to-date pre-tax profit differential times the rate factor from the table below minus bonuses paid year-to-date for the respective calendar year. This factor assumes no changes in the inter-company transfer pricing environment.

Rate Factor

.075

3.	All pre-tax, pre-corporate allocation profit and net income objectives are based upon the Company’s operations and will not include profit and income derived from mergers, acquisitions, joint ventures or other non-operating income unless specifically and individually included upon completion of the transaction.

4.	At the discretion of Board of Directors for you’re the Company, you may receive an additional bonus based on your companies and your individual performance.

5.	The benefit plans, as referenced in Section 7(h), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee’s benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

By:	/s/ TODD B. STRUBBE
Employee—Todd B. Strubbe